Exhibit 14(a)
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (No. 333-7226 and No. 333-109572) of STMicroelectronics N.V. of our report dated March 12, 2007, relating to the financial statements, financial statement schedule, management’s assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting, which appears in this Form 20-F.
PricewaterhouseCoopers SA

M Foley                    H-J Hofer
Geneva, March 12, 2007
With offices in Aarau, Basei, Berne, Chur, Geneva, Lausanne, Lugano, Lucerne, Neuchatel, Sitten, St. Gallen, Thun, Winterthur, Zug and Zurich, PricewaterhouseCoopers AG is a provider of auditing services and tax, legal and business consultancy services. PricewaterhouseCoopers AG is a partner in a global network of companies that are legally independent of one another and is located in some 140 countries throughout the world.